Exhibit 2.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) dated as of October 20, 2011, is entered into between JUNIPER CAPITAL L.P., a Delaware limited partnership (“Assignor”), and MISSISSIPPI POWER COMPANY, a Mississippi corporation (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor (i) is a party to certain agreements, contracts and leases described on Schedule I attached hereto, including all amendments and supplements thereto, all modifications, renewals and extensions thereof and all replacements and substitutes therefor (collectively, the “Operative Documents”), and (ii) is a party to, or the beneficiary of, certain certificates, permits, licenses, authorizations and approvals, each as more fully described on Schedule I attached hereto (collectively, the “Assigned Permits”), obtained in connection with the acquisition, construction and operation of an approximately 1,064 megawatt combined-cycle generation facility and ancillary equipment and structures located adjacent to Assignee’s Victor J. Daniel Jr. Electric Generating Plant in Jackson County, Mississippi (the “Project”);

WHEREAS, Assignor is (i) a party, as successor-in-interest to Escatawpa Funding, Limited Partnership, to that certain Agreement for Lease, dated as of April 29, 1999 (the “Agreement for Lease”), with Assignee, pursuant to which Assignor (as successor in interest to Escatawpa Funding, Limited Partnership) appointed Assignee as its agent for all matters relating to the design and construction of the Project, and (ii) a party to that certain Amended and Restated Lease Agreement, dated as of June 27, 2003, as amended by Amendment No. 1 thereto dated as of October 20, 2005 (as amended, the “Lease Agreement”) with Assignee, pursuant to which Assignor agreed to lease the Project to Assignee upon completion of construction of the Project;

WHEREAS, the initial lease term under the Lease Agreement commenced on May 4, 2001 and ends on October 20, 2011;

WHEREAS, in order to finance the acquisition and construction of the Project, Assignor has, inter alia, entered into certain financing arrangements whereby (i) Mississippi Business Finance Corporation, a body corporate and politic and instrumentality of the State of Mississippi (the “Issuer”), issued and sold its $270,000,000 Taxable Revenue Bonds, 7.13% Series 1999A due 2021 (the “Fixed Rate A-Bonds”) to certain accredited institutional investors, and (ii) the proceeds of such Fixed Rate A-Bonds were made available to Assignor as a loan from the Issuer, all pursuant to that certain Amended and Restated Bond Purchase Agreement dated as of June 27, 2003, as amended by the First Amendment thereto dated as of October 20, 2005, among the Issuer, Assignor and the bondholders party thereto (the “Amended and Restated Bond Purchase Agreement”), that certain Amended and Restated Loan Agreement dated as of June 27, 2003, between the Issuer and Assignor (the “Fixed Rate Loan Agreement”), and certain bonds, notes and related documents and instruments each as more fully described on Schedule II attached hereto, including all amendments and supplements thereto, all modifications, renewals and extensions thereof and all replacements and substitutes therefor (collectively, the “Debt Documents”);

WHEREAS, Assignee proposes to purchase Assignor’s entire interest in the Project pursuant to Section 13(a) of the Lease Agreement on October 20, 2011 for an amount equal to the Adjusted Acquisition Cost of such Project (the “Project Purchase”);

WHEREAS, in connection with the Project Purchase, Assignee intends, pursuant to Section 13(d) of the Lease Agreement, to pay a portion of the purchase price of the Project in cash and to enter into that certain Bond Assumption and Exchange Agreement dated as of the date hereof (the “Bond Assumption and Exchange Agreement”) with the Issuer, the Collateral Trustee and the Bondholders;

WHEREAS, pursuant to the Bond Assumption and Exchange Agreement, Assignee will, among other things, assume the due and punctual performance of all obligations of Assignor under the Amended and Restated Bond Purchase Agreement and the Fixed Rate Loan Agreement, and in furtherance of the foregoing, the Issuer has authorized, in exchange for the Fixed Rate A-Bonds, the issue of certain replacement bonds under the Bond Assumption and Exchange Agreement;

WHEREAS, in furtherance of the transactions contemplated under the Bond Assumption and Exchange Agreement, Assignor desires to assign and Assignee desires to assume all of Assignor’s right, title, interest and obligations in and to the Operative Documents, the Assigned Permits and the Debt Documents (collectively, the “Assigned Documents”), subject to the terms and conditions set forth herein; and

WHEREAS, it is a condition precedent to the obligations of the Bondholders under the Bond Assumption and Exchange Agreement that Assignor and Assignee execute and deliver this Agreement, and it is a condition precedent to the obligations of Assignee under the Bond Assumption and Exchange Agreement that this Agreement and the Master Termination Agreement be executed and delivered;

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignee and Assignor hereby agree as follows:

SECTION 1.	DEFINITIONS

1.1 Defined Terms.  For the purposes of this Agreement, each of the following terms shall have the meaning specified with respect thereto:

“Adjusted Acquisition Cost” has the meaning set forth in the Lease Agreement.

“Agreement for Lease” has the meaning set forth in the second WHEREAS clause hereto.

“Amended and Restated Bond Purchase Agreement” has the meaning set forth in the fourth WHEREAS clause hereto.

“Amended and Restated Indenture of Trust” has the meaning set forth in Schedule II hereto.

“Assigned Documents” has the meaning set forth in the eighth WHEREAS clause hereto.

“Assigned Interest” has the meaning set forth in Section 2.1 hereof.

“Assigned Permits” has the meaning set forth in the first WHEREAS clause hereto.

“Assignment Effective Date” has the meaning set forth in Section 3.2 hereof.

“Bill of Sale” has the meaning set forth in Section 3.1(f) hereof.

“Bond Assumption and Exchange Agreement” has the meaning set forth in the sixth WHEREAS clause hereto.

“Bondholders” has the meaning set forth in the Bond Assumption and Exchange Agreement.

“Collateral Trustee” means Deutsche Bank Trust Company Americas, as collateral trustee for the Bondholders.

“Debt Documents” has the meaning set forth in the fourth WHEREAS clause hereto.

“Fixed Rate A-Bonds” has the meaning set forth in the fourth WHEREAS clause hereto.

“Fixed Rate Loan Agreement” has the meaning set forth in the fourth WHEREAS clause hereto.

“Governmental Authority” has the meaning set forth in the Bond Assumption and Exchange Agreement.

“Ground Lease” has the meaning set forth in Schedule I hereto.

“Ground Lessor” has the meaning set forth in the Bond Assumption and Exchange Agreement.

“Issuer” has the meaning set forth in the fourth WHEREAS clause hereto.

“Lease Agreement” has the meaning set forth in the second WHEREAS clause hereto.

“Legal Requirements” has the meaning set forth in the Bond Assumption and Exchange Agreement.

“Lien” has the meaning set forth in the Bond Assumption and Exchange Agreement.

“Master Termination Agreement” has the meaning set forth in Section 3.1(i) hereof.

“Merrill” means Merrill, Lynch & Co., Inc., a Delaware corporation.

“Note” has the meaning set forth in the Bond Assumption and Exchange Agreement.

“Person” has the meaning set forth in the Bond Assumption and Exchange Agreement.

“Project Purchase” has the meaning set forth in the fifth WHEREAS clause hereto.

“Replacement Bonds” has the meaning set forth in the Bond Assumption and Exchange Agreement.

“Series A Note” has the meaning set forth in Schedule II hereto.

1.2 Other Definitional Provisions.

(a) All capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the documents referenced in this Agreement, or in the certificates or other documents made or delivered pursuant to this Agreement, as applicable.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, paragraph, schedule and exhibit references are to this Agreement unless otherwise specified.

SECTION 2.	ASSIGNMENT;ASSUMPTION; PAYMENT

2.1 Assignment. Effective on the Assignment Effective Date (as defined below), Assignor hereby assigns to Assignee, without recourse and without representation or warranty (other than as expressly provided herein), all of the rights, title, interest and obligations of Assignor in and to the Project and under each of the Assigned Documents (the “Assigned Interest”).  Assignor hereby represents and warrants that the Assigned Interest is free and clear of any Lessor Lien (as defined in the Lease Agreement).

2.2 Assumption.  Effective on the Assignment Effective Date:

(a) Assignee hereby accepts the assignment of the Assigned Interest from Assignor from and after the Assignment Effective Date and hereby unconditionally and expressly agrees to (i) assume, perform and observe all of Assignor’s duties and obligations under each of the Assigned Documents in accordance with the respective terms of the Assigned Documents whether entered into from and after or prior to the Assignment Effective Date, including, without limitation, payment of all of the debts, obligations and liabilities of Assignor provided for or arising under each of the Debt Documents and all of the obligations of Assignor under the Fixed Rate Loan Agreement in respect of the Fixed Rate A Bonds, and (ii) be bound by the terms of Assignor’s covenants as “Owner”, “Lessor”, “Company”, “borrower” or in any other capacity that Assignor entered into the Assigned Documents, under each of the Assigned Documents in accordance with the respective terms thereof;

(b) Assignee hereby agrees that each reference to “Owner”, “Lessor”, “Company”, “borrower” or any other capacity of Assignor under the Assigned Documents shall, from and after the Assignment Effective Date, refer to Assignee and not to Assignor; and

(c) Assignor shall be released from all of its obligations under each of the Assigned Documents.  For this purpose, Assignee hereby expressly acknowledges and agrees that from and after the Assignment Effective Date, Assignee shall be subject to and agrees to be bound by the terms of each of the Assigned Documents as if an original party thereto.

2.3 Payment on Assignment Effective Date.  In consideration of the assignment by Assignor to Assignee of the Assigned Interest, Assignee agrees to enter into the Bond Assumption and Exchange Agreement and to pay to Assignor, simultaneously with the execution of this Agreement and the Bond Assumption and Exchange Agreement, cash in the amount of $19,233,973.75, by check or wire transfer to a bank account heretofore designated by Assignor, in immediately available funds.

SECTION 3.	CONDITIONS TO EFFECTIVENESS; ASSIGNMENT EFFECTIVE DATE

3.1 Conditions to Effectiveness. The effectiveness of this Agreement shall be subject to the satisfaction of the following conditions precedent, and to the execution and delivery of the following documents by the parties thereto, prior to or contemporaneously with the delivery of this Agreement:

(a) Assignor, Assignee and the Collateral Trustee shall each have received a fully executed counterpart of this Agreement;

(b) The Fixed Rate A-Bonds shall have been surrendered to the Issuer for cancellation and the Replacement Bonds shall have been issued by the Issuer in favor of the Bondholders;

(c) The Series A Note shall have been surrendered to Assignor for cancellation and the Note shall have been issued by Assignee in favor of the Issuer;

(d) Each of the Bondholders shall have consented to this Agreement and the transactions contemplated hereby pursuant to Section 3.4 of the Bond Assumption and Exchange Agreement;

(e) Assignor shall have received from Assignee in consideration for the assignment and transfer of the Assigned Interest, the amount agreed between them pursuant to Section 2.3 of this Agreement;

(f) The Bill of Sale (as defined in the Bond Assumption and Exchange Agreement), substantially in the form of Exhibit A hereto, shall have been executed and delivered by the parties thereto;

(g) The Assignment and Assumption of Ground Lease (as defined in the Bond Assumption and Exchange Agreement), substantially in the form of Exhibit B hereto, shall have been executed and delivered by the parties thereto;

(h) The Ground Lessor Consent (as defined in the Bond Assumption and Exchange Agreement), substantially in the form of Exhibit C hereto, shall have been executed and delivered by the parties thereto;

(i) The Master Termination Agreement (as defined in the Bond Assumption and Exchange Agreement), substantially in the form of Exhibit D hereto, shall have been executed and delivered by the parties thereto;

(j) The Memorandum of Termination of Lease (as defined in the Bond Assumption and Exchange Agreement), substantially in the form of Exhibit E hereto, shall have been executed and delivered by the parties thereto;

(k) The Release of Subordinated Deed of Trust (as defined in the Bond Assumption and Exchange Agreement), substantially in the form of Exhibit F hereto, shall have been executed and delivered by the parties thereto;

(l) Evidence reasonably satisfactory to the Assignor and Assignee that all governmental actions and other approvals and consents, if any, required to be taken, given or obtained, as the case may be, by or from any Governmental Authority or any other third party, in each case that are necessary in connection with the execution and delivery of this Agreement and all other agreements and documents contemplated by this Agreement shall have been taken, given or obtained, as the case may be, and shall be in full force and effect;

(m) Assignor shall have received a certificate from the Secretary of State of the State of Mississippi certifying that Assignee is in good standing in such State and Assignee shall have received a certificate from the Secretary of State of the State of Delaware certifying that Assignor is in good standing in such State;

(n) Assignor shall have received a certificate from the secretary or assistant secretary of Assignee certifying (i) as to the incumbency and signature of each officer of Assignee authorized to execute and deliver on behalf of Assignee this Agreement and all other agreements and documents contemplated by this Agreement and any certificate to be furnished pursuant hereto or thereto, (ii) that attached thereto is a true and complete copy of (A) the certificate of incorporation of Assignee filed with the Secretary of State of the State of Mississippi; (B) the bylaws of Assignee as in effect on the date hereof; and (C) the resolutions of the Board of Directors of Assignee authorizing the execution, delivery and performance by Assignee of this Agreement and all other agreements and documents contemplated by this Agreement and the transactions contemplated hereby and thereby, together with a certification by another officer of Assignee as to the incumbency and signature of the secretary or assistant secretary of Assignee;

(o) Assignee shall have received a certificate from a managing director of the general partner of Assignor certifying (i) as to the incumbency and signature of each officer of the general partner authorized to execute and deliver on behalf of Assignor this Agreement and all other agreements and documents contemplated by this Agreement and any certificate to be furnished pursuant hereto or thereto, (ii) that attached thereto is a true and complete copy of (A) the certificate of formation of the general partner of Assignor and the certificate of formation of Assignor filed with the Secretary of State of the State of Delaware; (B) the limited liability company agreement of the general partner of Assignor as in effect on the date hereof; (C) the amended and restated agreement of limited partnership of Assignor as in effect on the date hereof; and (D) the resolutions of the sole member of the general partner of Assignor authorizing the execution, delivery and performance by Assignor of this Agreement and all other agreements and documents contemplated by this Agreement and the transactions contemplated hereby and thereby, together with a certification by another officer of the general partner of Assignor as to the incumbency and signature of the managing director of the general partner of Assignor; and

(p) Such other documents, certificates, information, or opinions as Assignor, Assignee or the Collateral Trustee may reasonably request.

3.2 Effectiveness. Subject to satisfaction of the conditions set forth in Section 3.1 above, the assignment hereunder shall become effective as of the date hereof (the “Assignment Effective Date”). On and after the Assignment Effective Date, Assignee shall be deemed the “Owner”, the “Lessor”, the “Company”, “borrower” or in any other capacity of Assignor for all purposes under the Assigned Documents, and shall be subject to and shall benefit from all of the rights and obligations of “Owner”, “Lessor”, “Company”, “borrower” or in any other capacity of Assignor under the Assigned Documents.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

4.1 Representations and Warranties of Assignor. Assignor hereby represents and warrants that:

(a) Assignor (i) is a duly organized and validly existing limited partnership in good standing under the laws of the State of Delaware, and (ii) has all requisite power and authority to own or lease its properties and conduct its business as presently conducted and to execute and deliver, and to perform its obligations under, this Agreement.

(b) Assignor has taken all action necessary to authorize the execution and delivery of this Agreement and to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

(c) The execution, delivery and performance of this Agreement and any other agreement and document contemplated by this Agreement to which Assignor is a party does not (i) violate any existing applicable law, rule or regulation or any provision of the agreement of limited partnership of Assignor, (ii) conflict with, result in a breach of, or constitute a default under, any terms or provisions of any indenture, mortgage or other agreement or instrument to which Assignor is a party or by which it is bound, or any license, judgment, order or decree of any government, governmental body or court having jurisdiction over Assignor or any of its activities or properties, or (iii) result in, or require the creation or imposition of, any Lien upon or with respect to any properties now or hereafter owned by Assignor or the Project, except as may be contemplated by this Agreement or any of the Assigned Documents.

(d) This Agreement has been duly executed and delivered by Assignor and constitutes a legal, valid and binding obligation of Assignor, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(e) Assignor has not received written notice within the one-year period immediately preceding the date of this Agreement of any action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending against or affecting or relating to the Project or Assignor’s interest therein or its interest in the Assigned Documents, or which questions or would question the validity of this Agreement, any other agreement or document contemplated by this Agreement or any of the Assigned Documents, or Assignor’s right to enter into the same, and to the knowledge of Assignor after due inquiry no such action, suit or similar proceeding or investigation has been threatened against the Project or Assignor’s interest therein or its interest in the Assigned Documents.

(f) Assignor has not received written notice from any Governmental Authority or other Person within the one-year period immediately preceding the date of this Agreement which alleges that Assignor and/or the Project is in violation of any Legal Requirements.

4.2 Representations and Warranties of Assignee. Assignee hereby represents and warrants that:

(a) Assignee (i) is a duly incorporated and validly existing corporation in good standing under the laws of the State of Mississippi, and (ii) has all requisite corporate power and authority to own or lease its properties and conduct its business as presently conducted and to execute and deliver, and to perform its obligations under, this Agreement and any other agreement and document contemplated by this Agreement to which Assignee is a party.

(b) The execution, delivery and performance of this Agreement and any other agreement and document contemplated by this Agreement to which the Lessee is a party will not (i) violate any existing applicable law, rule or regulation or any provision of the Certificate of Incorporation or bylaws of Assignee, (ii) conflict with, result in a breach of, or constitute a default under, any terms or provisions of any indenture, mortgage or other agreement or instrument to which Assignee is a party or by which it is bound, or any license, judgment, order or decree of any government, governmental body or court having jurisdiction over Assignee or any of its activities or properties, or (iii) result in, or require the creation or imposition of, any Lien upon or with respect to any properties now or hereafter owned by Assignee, except as may be contemplated by this Agreement and any of the Assigned Documents.

(c) This Agreement and any other agreement and document contemplated by this Agreement to which Assignee is a party, have been duly executed and delivered by Assignee and each constitutes a legal, valid and binding obligation of Assignee, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(d) All authorizations, consents, approvals, registrations, filings, exemptions and licenses with or from Governmental Authorities which are necessary for the execution and delivery of this Agreement and any other agreement and document contemplated by this Agreement to which Assignee is a party, or for the performance by Assignee of its obligations hereunder or thereunder, have been effected and obtained.

(e) There is no action, suit, proceeding or investigation at law or in equity by or before any court, governmental body, agency, commission or other tribunal now pending or, to the best knowledge of Assignee after due inquiry, threatened, which questions or would question the validity of this Agreement, any other agreement or document contemplated by this Agreement or any of the Assigned Documents, or Assignee’s right to enter into the same.

SECTION 5.	NOTICES

All notices, waivers, requests, demands and other communications hereunder or under any other instrument, certificate or other document delivered in connection with the transactions described herein shall be in writing, shall be addressed as provided below and shall be considered as properly given (a) if delivered in person, (b) if sent by express overnight courier service (including, without limitation, FedEx, United Parcel Service, DHL and other similar express delivery services), (c) in the event overnight delivery services are not readily available, if mailed by international airmail, postage pre-paid, registered or certified with return receipt requested, or (d) if sent by telecopy and confirmed; provided that in the case of a notice by telecopy, the sender shall in addition confirm such notice by writing sent in the manner specified in clauses (a), (b) or (c) of this Section 5. All notices shall be effective upon receipt by the addressee; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender.  For the purposes of notice, the addresses of the parties shall be as set forth below:

If to Assignor:

Juniper Capital L.P.
c/o Juniper Capital GP, LLC
2727 Allen Parkway, Suite 1350
Houston, Texas 77019

Attention:	Richard K. Gordon
Telephone:	(713) 335-4700
Facsimile:	(713) 335-4747

If to Assignee:

Mississippi Power Company
2992 West Beach Boulevard
Gulfport, Mississippi 39502

Attention:	Moses H. Feagin
Telephone:	(228) 865-5200
Facsimile:	(228) 865-5658

SECTION 6.	MISCELLANEOUS

6.1 Survival. All agreements, representations, warranties and covenants made in this Agreement or made in writing in connection with this Agreement shall survive the consummation of the transactions contemplated hereby.

6.2 Modifications; Waivers.  This Agreement may not be amended, modified or terminated, nor may any obligation hereunder be waived orally, and no such amendment, modification, termination or waiver shall be effective for any purpose unless it is in writing, signed by the party against whom enforcement thereof is sought and by the Collateral Trustee, the Issuer and/or the Ground Lessor (to the extent any such amendment, modification, termination or waiver shall adversely affect the Collateral Trustee, the Issuer or the Ground Lessor or otherwise impose additional obligations on the Collateral Trustee, the Issuer and/or the Ground Lessor).  A waiver on one occasion shall not be construed to be a waiver with respect to any other occasion.

6.3 Further Assurances.  Each party hereby agrees promptly and duly to execute and deliver such instruments, documents and assurances, and to take such further action, as may be necessary or as may be reasonably requested by the other party to effectuate the purpose and intent of this Agreement.

6.4 Entire Agreement.  This Agreement and the instruments, documents or agreements referred to herein constitute the entire agreement between the parties and no representations, warranties, promises, guarantees or agreements, oral or written, express or implied, have been made by any party hereto with respect to this Agreement or the Project, except as provided herein or therein.

6.5 Unenforceability of Provisions.  Any provision of this Agreement which is prohibited by law or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. To the fullest extent they may effectively do so, the parties hereto agree that any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

6.6 Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THEY REQUIRE OR PERMIT APPLICATION OF LAWS OF ANOTHER JURISDICTION.

6.7 Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

6.8 No Recourse. Assignor’s obligations hereunder are intended to be the obligations of the limited partnership and of the general partner thereof only and no recourse for the payment of any amount due from any party under this Agreement or any other agreement contemplated hereby, or for any claim based thereon or otherwise in respect thereof, shall be had against any limited partner of either party or any incorporator, shareholder, member, officer, director or affiliate, as such, past, present or future of such general partner or any corporate limited partner or of any successor entity to such general partner or to any corporate limited partner of such party, or against any direct or indirect parent corporation of such general partner or of any limited partner of such party or any other subsidiary or affiliate or any such direct or indirect parent corporation or any incorporator, shareholder, member, officer or director, as such, past, present or future, of any such parent or other subsidiary or affiliate.

6.9 Captions.  The captions in this Agreement are for convenience of reference only, and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

6.10 Notices to Parties under Assigned Documents.  Notice of this Agreement shall be given to all parties to the Assigned Documents who are not parties to this Agreement.

6.11 No Merger.  Assignee and Gulf Power Company acknowledge and agree that (i) the assignment of the Ground Lease by Assignor to Assignee shall not result in a merger of the leasehold interest with that undivided portion of the fee interest held by Assignee as a ground lessor party under the Ground Lease and (ii) during the term of the Ground Lease, Assignee and its successors and assigns are entitled to the exclusive use of the first parcel of the Premises (as defined in the Ground Lease) as described in Exhibit A to such Ground Lease in accordance with the terms and conditions thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Assignment and Assumption Agreement as of the date first above written.

JUNIPER CAPITAL L.P., as Assignor

By:  Juniper Capital GP, LLC,
its General Partner

By: _/s/Richard Gordon_________________________
 Name:  Richard Gordon
Title:  Managing Dirctor

MISSISSIPPI POWER COMPANY, as Assignee

By: _/s/Moses H. Feagin________________________
 Name:  Moses H. Feagin
Title: Vice President, Treasurer & CFO

We hereby consent to the foregoing
Assignment and Assumption Agreement
and acknowledge receipt of notice thereof:

MISSISSIPPI BUSINESS FINANCE CORPORATION

By: __/s/William T. Barry____________________
Name: William T. Barry
Title: Executive Director

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Trustee

By: __/s/Lisa Karlsen________________________
Name: Lisa Karlsen
Title: Vice President

By: _/s/Li Jiang_________________________
Name:  Li Jiang
Title: Associate

Acknowledged and Agreed to solely
for the purposes of Section 6.10:

MISSISSIPPI POWER COMPANY, as Ground Lessor

By: _/s/Moses H. Feagin_________________________
 Name:  Moses H. Feagin
 Title:  Vice President, Treasuer & CFO

GULF POWER COMPANY, as Ground Lessor

By: __/s/Susan D. Ritenour________________________
 Name:  Susan D. Ritenour
 Title:  Secretary and Treasurer

Attest:

By:      /s/Terry A. Davis
 Name:  Terry A. Davis
 Title:  Asst. Secretary and Asst. Treasurer

OMITTED SCHEDULES AND EXHIBITS

Schedule I – List of Operative Documents
Schedule II – List of Debt Documents
Exhibit A – Form of Bill of Sale
Exhibit B – Form of Assignment and Assumption of Ground Lease
Exhibit C – Form of Ground Lessor Consent
Exhibit D – Form of Master Termination Agreement
Exhibit E – Form of Memorandum of Termination of Lease
Exhibit F – Form of Release of Subordinated Deed of Trust